Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2026

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA, August 5, 2026 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the second quarter ended June 30, 2026. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company's Quarterly Report on Form 10-Q, which can be retrieved from the Investors section of our website at www.gladstonecommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2026	March 31, 2026	$ Change	% Change
Operating Data:
Total operating revenue	$43,989	$41,909	$2,080	5.0%
Total operating expenses	(26,237)	(25,243)	(994)	3.9%
Other expense, net	(9,482)	(9,694)	212	(2.2)%
Net income	$8,270	$6,972	$1,298	18.6%
Less: Dividends attributable to preferred stock	(3,036)	(3,042)	6	(0.2)%
Less: Dividends attributable to senior common stock	(99)	(98)	(1)	1.0%
Less/Add: (Loss) gain on extinguishment of Series F preferred stock, net	(7)	4	(11)	(275.0)%
Net income available to common stockholders and Non-controlling OP Unitholders	$5,128	$3,836	$1,292	33.7%
Add: Real estate depreciation and amortization	14,957	14,796	161	1.1%
Less: Gain on sale of real estate, net	(1,894)	(1,783)	(111)	6.2%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$18,191	$16,849	$1,342	8.0%
Add: Convertible senior common distributions	99	98	1	1.0%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$18,290	$16,947	$1,343	7.9%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$18,191	$16,849	$1,342	8.0%
Add: Asset retirement obligation expense	37	37	—	—%
Add: Realized loss on interest rate hedging instruments	—	29	(29)	(100.0)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$18,228	$16,915	$1,313	7.8%
Add: Convertible senior common distributions	99	98	1	1.0%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$18,327	$17,013	$1,314	7.7%

Share and Per Share Data:
Net income available to common stockholders and Non-controlling OP Unitholders - basic and diluted	$0.11	$0.08	$0.03	37.5%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.38	$0.35	$0.03	8.6%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.38	$0.35	$0.03	8.6%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.38	$0.35	$0.03	8.6%

Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.38	$0.35		$0.03	8.6%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	48,446,593	48,446,467		126	—%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	48,768,526	48,768,782		(256)	—%
Cash dividends declared per common share and Non-controlling OP Unit	$0.30	$0.30		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,418,722	$1,404,695	(1)	$14,027	1.0%
Total assets	$1,242,968	$1,230,988		$11,980	1.0%
Mortgage notes payable, net, borrowings under revolver, borrowings under term loan, net, and senior unsecured notes, net	$852,050	$836,385		$15,665	1.9%
Total equity and mezzanine equity	$327,525	$333,633		$(6,108)	(1.8)%
Properties owned	151	151	(1)	—	—%
Square feet owned	17,669,871	17,675,963	(1)	(6,092)	—%
Square feet leased	98.7%	98.7%		—%	—%

(1)Includes one property classified as held for sale of $12.0 million and 161,458 square feet.

Second Quarter Activity:
•Collected 100% of cash rents: Collected 100% of cash rents due during April, May, and June;
•Acquired property: Purchased one fully-occupied industrial property with 153,890 square feet of rental space, for $22.8 million and a cap rate of 6.76%;
•Acquired land: Purchased a parcel of land adjacent to our Clintonville, Wisconsin property for $0.7 million, which will be used to construct an approximately 86,000 square foot expansion of the current facility;
•Sold properties: Sold one industrial property as part of our capital recycling strategy for $12.9 million;
•Completed leasing activity: Leased or renewed 160,435 square feet with remaining lease terms ranging from 3.9 years to 10.4 years at three of our properties; and
•Paid distributions: Paid monthly cash distributions for the quarter totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Second Quarter 2026 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended June 30, 2026 was $18.3 million, a 7.7% increase when compared to the three months ended March 31, 2026, equaling $0.38 per share. Core FFO increased primarily due to a lease termination fee recognized on the property sold during the current period, partially offset by a higher net incentive fee and higher general and administrative expenses in the current period.

Net income available to common stockholders and Non-controlling OP Unitholders for the three months ended June 30, 2026 was $5.1 million, or $0.11 per share, compared to net income available to common stockholders and Non-controlling OP Unitholders for the three months ended March 31, 2026 of $3.8 million, or $0.08 per share. In the Summary Information table above, we provide a reconciliation of Core FFO to net income (which we believe is the most directly comparable GAAP measure to Core FFO) for the three months ended June 30, 2026 and March 31, 2026, a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit, and basic and diluted net income per weighted average share of common stock and Non-controlling OP Unit.

Subsequent to the end of the quarter:
•Collected 100% of July cash rents: Collected 100% of cash rents due in July;
•Acquired property: Purchased a 146,650 square foot industrial property for $6.6 million at a cap rate of 9.16%, which is leased to one tenant on an 8.4 year lease; and
•Declared distributions: Declared monthly cash distributions for July, August, and September 2026, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s Chief Executive Officer and President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments, and our ability to renew tenants. We plan to continue our capital recycling program, whereby we sell non-core assets and use the proceeds to de-lever our portfolio, as well as to acquire properties in our target growth markets. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to inflation, with a corresponding increase in interest rates, and various geo-political and economic issues, we feel strongly about the depth of our tenant credit underwriting. We have collected 100% of the first two quarters' cash rents and 100% of July cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when economic normalcy returns fully. Despite economic uncertainty, through the second quarter of 2026, we leased or renewed 966,057 square feet with eight tenants. We are actively marketing our remaining vacant space and currently anticipate positive outcomes. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We believe our same store rents, which have increased by 2% or greater annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."

Conference Call: Gladstone Commercial will hold a conference call on Thursday, August 6, 2026, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (877) 407-9045 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 13, 2026. To hear the replay, please dial (877) 660-6853 and use playback conference number 13760771. The live audio broadcast of the Company's quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Further information can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 18, 2026, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation
(703) 287-5893